September 22, 2005


Mail Stop 3561

Via US Mail and Facsimile

Mr. George Lovato, Jr.
President and Chief Executive Officer
303 San Mateo NE, Suite 104A
Albuquerque, New Mexico 87108

Re:	Americana Publishing, Inc.
      Form SB-2 Filed May 9, 2005
      Form 10-KSB for the year ended December 31, 2004
      Forms 10-QSB for the periods ended March 31, 2005 and June
30,
2005
	Commission file #: 000-25783

Dear Mr. Lovato:

	We have completed our review of your Form SB-2, Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,



Linda Cvrkel
Branch Chief